Exhibit 10.1

March 4, 2022

Mikhail Eydelman

Email: mie210@nyu.edu

Dear Mikhail,

I am pleased to offer you a position with Vaxcyte, Inc. (the “Company”) as Senior Vice President, General Counsel and Corporate Secretary, reporting to me, on the following terms (collectively, the “Agreement”). If you accept our offer, your first day of employment will be April 1, 2022 (“Start Date”).

You will receive a base salary of $435,000.00 per annum ($36,250.00 monthly), which will be paid semi‑monthly in accordance with the Company’s normal payroll procedures (“Base Salary”). You will also be eligible to earn an annual cash bonus up to 40.0% of your Base Salary (“Annual Bonus”), prorated for 2022 based on your start date. The actual amount of the Annual Bonus will be determined at the sole discretion of the Company’s Board based upon measures of Company performance and shall not be earned until paid. Any Annual Bonus will be paid within two and one-half (2.5) months after the end of the calendar year to which the Annual Bonus relates.

You will also receive $150,000.00 to defray the costs associated with relocation; $87,500.00 of this amount will be paid on the first payroll after your start date and the remaining $62,500.00 will be paid on or about January 13, 2023. If you voluntarily terminate employment from the Company at any time before your one-year anniversary of employment with the Company, you will be required to repay this amount in full. By signing this offer letter, you agree that the Company may deduct the full amount of the payment under this paragraph from your final paycheck.

As an employee, you will be eligible to receive certain employee benefits including participation in the Company’s Equity Incentive Plan. The details of these employee benefits are explained in Exhibit A. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

The Company is excited about your joining and looks forward to a mutually beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at‑will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity, nor will you engage in any other activities that conflict with your obligations to the Company. Notwithstanding the foregoing, the Company consents to you serving on one (1) non-competing Board/Advisory Board, provided you disclose the identity of the Board to the Company in advance, and the Company further consents to you purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards, including any policies and procedures. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company’ Employee Handbook.

As a condition of your employment, you are also required to sign and comply with an At‑Will Employment, Confidential Information, Invention Assignment (“CIIA”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information.

This Agreement will in all respects be governed by the laws of the State of California, without regard to its conflict of law rules. In the event of any conflict between the terms of this Agreement and the terms of any other agreement between you and the Company, the terms of this Agreement will be controlling. This Agreement will inure to the benefit of, be binding on, and enforceable by the parties and their successors or assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

This Agreement, including its exhibits and any documents referenced in it or Exhibit A, constitutes the entire agreement between you and the Company regarding the terms of your employment with the Company and supersedes any prior representations or agreements regarding such employment, including, but not limited to, any representations made during your recruitment, interviews or pre‑employment negotiations, whether written or oral. This Agreement, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you. To accept the Company’s offer, please sign and date this letter in the space provided below. This offer of employment will terminate if not accepted, signed and returned by March 9, 2022.

Your employment is contingent upon the following: (1) passing a background check; (2) executing a Confidential Information and Invention Assignment Agreement (CIIAA); and (3) providing legal proof of your identity and authorization to work in US.

We look forward to your favorable reply and to working with you at Vaxcyte.

Sincerely,

Grant E. Pickering

CEO

Vaxcyte, Inc.

Attachments:

Employee Benefits (Exhibit A)

Agreed to and accepted:

Signature: ___________________________

Printed Name: ___________________________

Date: ___________________________

Exhibit A

Employee Benefits

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In connection with the commencement of your employment, the Company will grant you an option to purchase 225,000 shares of the Company’s Common Stock (“Option Shares”) with an exercise price equal to the fair market value on the date of the grant. The Option Shares will vest over a four year period; 1/4 will vest on the anniversary of your Start Date and 1/48 will vest monthly thereafter. All options will be granted as Incentive Stock Options (ISO) to the extent legally permissible. To the extent not permissible such options shall be treated as Non-Qualified Stock Options (NSO).
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In addition, the Company will also grant you a restricted stock unit award of 7,500 shares of the Company’s Common Stock (“RSUs”) with no exercise price. The RSUs will vest over a four year period; 1/4 will vest on the anniversary of your Start Date and 1/8 will vest semi-annually thereafter. Both the Option Shares and RSUs are subject to the terms of the Company’s 2020 Equity Incentive Plan and the applicable notices and agreements thereunder.
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Employee Benefit Plans. You will be eligible for Medical, Dental, Vision, Life, Short-term Disability and Long-term Disability insurance benefits Applicable to all similarly situated employees. You will also be eligible to participate in the Company’s 401(k) Plan, Employee Stock Purchase Plan (ESPP), Flexible Spending Plan(s) (FSA), Health Savings Plan (HSA) and Commuter Plan. For clarity, you and your spouse and children will be eligible for benefits effective on the first of the month following your date of hire or coinciding with your date of hire.
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The Company will reimburse you for all reasonable business expenses, including annual professional licensure fees for up to three (3) states, in accordance with the Company’s expense reimbursement policies.